Exhibit 99.1
FOR IMMEDIATE RELEASE – April 27, 2023
Carter Bankshares, Inc. Announces Record First Quarter 2023 Financial Results
Martinsville, VA, April 27, 2023 – Carter Bankshares, Inc. (the “Company”) (NASDAQ:CARE), the holding company of Carter Bank & Trust (the “Bank”) today announced record quarterly net income of $15.9 million, or $0.67 diluted earnings per share (“EPS”), for the first quarter of 2023 compared to net income of $15.6 million, or $0.65 diluted EPS, in the fourth quarter of 2022 and net income of $9.3 million, or $0.36 diluted EPS, for the first quarter of 2022. The pre-tax pre-provision income1 was $21.3 million for the quarter ended March 31, 2023, $19.4 million for the quarter ended December 31, 2022 and $11.0 million for the quarter ended March 31, 2022.
First Quarter 2023 Financial Highlights
•Record quarterly net income of $15.9 million, or $0.67 diluted EPS;
•Annualized quarterly performance metrics were strong with return on average assets (“ROA”) of 1.51% and return on average equity (“ROE”) of 18.89%;
•Net interest margin decreased nine basis points to 3.95% compared to the fourth quarter of 2022 and increased 107 basis points compared to the first quarter of 2022. Net interest income, decreased $0.7 million, or 1.8%, to $40.8 million compared to the fourth quarter of 2022 primarily due to a 33 basis point increase in earning assets, offset by 56 basis point increase in funding costs;
•Net interest margin, on a fully taxable equivalent basis (“FTE”), decreased nine basis points to 3.98% compared to the fourth quarter of 2022 and increased 107 basis points compared to the first quarter of 2022;
•Total portfolio loans increased $100.0 million, or 12.9%, on an annualized basis, to $3.2 billion at March 31, 2023 compared to December 31, 2022;
•Total deposits decreased $96.9 million compared to December 31, 2022 and decreased $194.9 million compared to March 31, 2022;
•Nonperforming loans to total portfolio loans were 0.26%, 0.21% and 0.25% for the quarters ended March 31, 2023, December 31, 2022 and March 31, 2022, respectively;
•Total shareholders’ equity increased $26.3 million from December 31, 2022;
•The provision for credit losses totaled $1.4 million for the quarter ended March 31, 2023 compared to $0.1 million for the quarter ended December 31, 2022;
•Expenses continue to be well controlled with an efficiency ratio of 53.1%, 58.7% and 67.1%, and a core efficiency ratio4 of 52.5%, 59.5%, and 66.3% for the quarters ended March 31, 2023, December 31, 2022 and March 31, 2022, respectively.
“We are very pleased with the solid first quarter 2023 financial results, which represent another record level for our Company. While our Net Interest Margin remained strong for the quarter, we do see mounting pressure on funding costs that we expect will impact our margin in coming quarters. We believe that continued positive trends in loan growth and expense control will help support earnings in the near term. We are monitoring asset quality very closely and did not see any meaningful deterioration at March 31, 2023. During the first quarter, loans grew by an annualized rate of 12.9% since December 31, 2022. Pipelines also remain healthy in the near term primarily driven by strong production in the commercial real estate segment,” stated Litz H. Van Dyke, Chief Executive Officer.
Van Dyke continued, “In light of recent market events and concerns regarding the banking industry, I want to assure our investors, our customers and the market that our Company continues to be financially sound with strong capital and liquidity levels, both of which position us for continued prosperity. Additionally, we believe our balance sheet structure will allow us to effectively manage our capital and liquidity levels through any industry or economic challenges that may emerge in the coming quarters.”
Van Dyke also added, “On March 29, 2023, effective May 1, 2023, we announced a stock repurchase program to purchase up to one million shares of the Company’s common stock over the next twelve months, subject to non-objection from the Federal Reserve Bank of Richmond, which was received on April 24, 2023. Given our strong capital position, we believe that this program is the most prudent way to generate shareholder value and increase our Company’s valuation.”
Operating Highlights
Net Interest Income
Net interest income decreased $0.7 million, or 1.8%, to $40.8 million compared to the fourth quarter of 2022 and increased $12.6 million, or 44.5%, compared to the first quarter of 2022. The net interest margin decreased nine basis points to 3.95% compared to the quarter ended December 31, 2022, and increased 107 basis points compared to the first quarter of 2022. Net interest margin, on an FTE basis3, decreased nine basis points to 3.98% compared to the quarter ended December 31, 2022 and increased 107 basis points compared to the first quarter of 2022. The yield on interest-earning assets increased 34 basis points and 170 basis points compared to the quarters ended December 31, 2022 and March 31, 2022, respectively. Funding costs increased 56 basis points compared to the previous quarter and increased 82 basis points compared to the same quarter of 2022.
The Company continues to benefit from the rising rate environment. However, beginning in the first quarter of 2023, we started to see more pressure on our cost of funds due to the shift from deposits to higher-cost borrowings, which may negatively impact our net interest margin in future periods. Positively impacting the first quarter of 2023 was the asset sensitivity of our balance sheet. Yields on a large portion of our loan and securities portfolios adjust as rates move up. This positively impacts revenue and helps offset increased funding costs.
Credit Quality
Nonperforming loans as a percentage of total portfolio loans were 0.26%, 0.21% and 0.25% as of March 31, 2023, December 31, 2022 and March 31, 2022, respectively. At March 31, 2023 nonperforming loans increased $1.7 million, or 25.9%, to $8.4 million since December 31, 2022 primarily due to one $2.1 million mortgage construction loan.
The provision for credit losses increased $1.4 million in the first quarter of 2023 compared to $0.1 million in the fourth quarter of 2022. The increase in the provision for credit losses was primarily driven by loan growth, partially offset by the reduction of $1.3 million in the other segment due to principal pay-downs. The provision for unfunded commitments in the first quarter of 2023 was $0.1 million compared to a provision of $0.3 million in the fourth quarter of 2022 and a recovery of $0.2 million in the first quarter of 2022.
Noninterest Income
For the first quarter of 2023, total noninterest income was $4.7 million, a decrease of $0.8 million, or 14.6%, from the fourth quarter of 2022 and a decrease of $0.6 million, or 11.2%, compared to the first quarter of 2022.

The decrease of $0.8 million in noninterest income compared to the fourth quarter of 2022 primarily related to a $1.5 million decline in the other noninterest income category for the unwind of two completed historic tax credit partnerships, which resulted in a gain of $1.2 million in the fourth quarter of 2022. This decrease was offset by an increase in debit card interchange fees of $0.2 million due to an annual program incentive in the first quarter of 2023 and an increase in losses on sales and write-downs of bank premises, net of $0.3 million due to the retirement of a telephone system in the fourth quarter of 2022.
As compared to the first quarter of 2022 the decrease of $0.6 million in noninterest income related to losses on sales and write-downs of bank premises, net down $0.4 million and the fair value adjustments for swaps with our commercial customers, located within other noninterest income, declined by $0.3 million.
Noninterest Expense
For the first quarter of 2023, total noninterest expense of $24.2 million was a decrease of $3.4 million, or 12.4%, from the fourth quarter of 2022 and an increase of $1.7 million, or 7.4% from the first quarter of 2022.
As compared to the fourth quarter of 2022, professional and legal fees decreased $1.3 million as a result of higher legal fees from employment related matters in the fourth quarter of 2022. Fourth quarter expenses were also elevated by normal year-end accruals and higher professional and consulting fees due to several strategic initiatives in our retail and operations areas during the quarter. Salaries and employee benefits were down $1.0 million primarily due to 2022 vacation carryover, higher medical costs and accruals for performance based awards in the previous quarter and the reversal of expired vacation carryover in the current quarter. Data processing expenses decreased $0.8 million due to elevated online banking platform expenses in the prior quarter. Other noninterest expenses decreased $0.3 million primarily related to higher state exam fees, capital assessments and losses on customer-related accounts in the prior quarter.
As compared to the first quarter of 2022, the increased level of noninterest expense was primarily driven by higher salaries and employee benefits of $1.9 million and an increase of $0.3 million in Federal Deposit Insurance Corporation (“FDIC”) insurance expenses, offset by decreases of $0.4 million in professional and legal fees and $0.1 million in data processing expenses. The increase in salaries and employee benefits was primarily related to higher salary expense due to fewer open positions in retail, job grade assessment increases, normal merit increases and higher commercial loan incentives in 2023. The increase in FDIC insurance expenses was due to a final rule adopted by the FDIC to all insured depository institutions, to increase initial base deposit insurance assessment rate schedules uniformly by two basis points, beginning in the first quarterly assessment period of 2023.
Financial Condition
Total assets were $4.4 billion at March 31, 2023 compared to $4.2 billion at December 31, 2022, an increase of $0.2 billion. Total portfolio loans increased $100.0 million, or 12.9%, on an annualized basis, to $3.2 billion at March 31, 2023 compared to December 31, 2022 primarily due to loan growth during the first three months of 2023. Federal Home Loan Bank (“FHLB”) stock, at cost increased $10.9 million to $20.6 million at March 31, 2023 compared to $9.7 million at December 31, 2022. The securities portfolio increased $26.6 million and is currently 19.8% of total assets at March 31, 2023 compared to 19.9% of total assets at December 31, 2022.
Total deposits decreased of $96.9 million to $3.5 billion at March 31, 2023 as compared to December 31, 2022. The primary driver of this decrease was related to deposit outflows of $67.0 million by three customers. Management believes that these outflows were due to specific needs of three customers that drove deposit declines; one estate customer experienced a $32.0 million settlement and disbursement, and two other customers withdrew an aggregate of $35.0 million to pursue higher-yielding investment opportunities. The decreases in total deposits compared to last quarter included decreases of $77.3 million in savings accounts, $53.3 million in money market accounts and $16.0 million in noninterest-bearing demand accounts, offset by increases of $45.9 million and $3.8 million in higher-yielding certificates of deposit (“CDs”) accounts and interest-bearing demand accounts, respectively.

At March 31, 2023, noninterest-bearing deposits comprised 19.5% compared to 19.4% and 19.0% of total deposits at December 31, 2022 and March 31, 2022, respectively. CDs comprised 37.0%, 34.7% and 34.5% of total deposits at March 31, 2023, December 31, 2022 and March 31, 2022, respectively. As of March 31, 2023, approximately 87.6% of our total deposits of $3.5 billion were insured under standard FDIC insurance coverage limits, and approximately 12.4% of our total deposits were uninsured deposits over the standard FDIC insurance coverage limit.
Capitalization and Liquidity
The Company remained well capitalized as of March 31, 2023. The Company’s Tier 1 Capital ratio was 12.28% at March 31, 2023 compared to 12.61% at December 31, 2022. The Company’s leverage ratio was 10.09% at March 31, 2023 compared to 10.29% at December 31, 2022. The Company’s Total Risk-Based Capital ratio was 13.54% at March 31, 2023 compared to 13.86% at December 31, 2022.

The Bank also remained well capitalized as of March 31, 2023. The Bank’s Tier 1 Capital ratio was 12.15% at March 31, 2023 compared to 12.42% at December 31, 2022. The Bank’s leverage ratio was 9.98% at March 31, 2023 compared to 10.13% at December 31, 2022. The Bank’s Total Risk-Based Capital ratio was 13.42% at March 31, 2023 compared to 13.68% at December 31, 2022.
Total capital increased $26.3 million to $354.9 million at March 31, 2023 compared to December 31, 2022. The increase in total capital from the previous quarter was primarily due to a $12.3 million improvement in other comprehensive income due to the positive changes in fair value of available-for-sale investment securities and net income of $15.9 million for the three months ended March 31, 2023, less $2.3 million related to the repurchase of common stock. The remaining difference of $0.4 million was related to restricted stock activity for the quarter ended March 31, 2023.
At March 31, 2023, funding sources accessible to the Company include borrowing availability at the FHLB, equal to 25.0% of the Company’s assets or approximately $1.1 billion, subject to the amount of eligible collateral pledged, of which the Company is eligible to borrow up to an additional $461.9 million. We have federal funds unsecured lines with six other correspondent financial institutions in the amount of $145.0 million and access to the institutional CD market. There were no borrowings on these lines as of March 31, 2023. In addition to the above funding resources, the Company also has $638.0 million of unpledged available-for-sale investment securities, at fair value, as an additional source of liquidity.
In response to the recent failures of three large banks, the Treasury Department, Federal Reserve, and FDIC jointly announced the Bank Term Funding Program (“BTFP”) on March 12, 2023. This program aims to enhance liquidity by allowing institutions to pledge certain securities at the par value of the securities, and at a borrowing rate of ten basis points over the one-year overnight index swap rate. The BTFP is available to eligible U.S. federally insured depository institutions, with advances having a term of up to one year and no prepayment penalties. As of the date of this earning release, the Company has approximately $356.4 million in par value of securities that are eligible to be pledged under the BTFP, but has not borrowed under or otherwise accessed the BTFP.
About Carter Bankshares, Inc.
Headquartered in Martinsville, VA, Carter Bankshares, Inc. (NASDAQ: CARE) provides a full range of commercial banking, consumer banking, mortgage and services through its subsidiary Carter Bank & Trust. The Company has $4.4 billion in assets and 66 branches in Virginia and North Carolina. For more information or to open an account visit www.CBTCares.com.

Important Note Regarding Non-GAAP Financial Measures
In addition to traditional measures presented in accordance with GAAP, our management uses, and this press release contains or references, certain non-GAAP financial measures and should be read along with the accompanying tables in our definitions and reconciliations of GAAP to non-GAAP financial measures. This press release and the accompanying tables discuss financial measures that we believe are useful because they enhance the ability of investors and management to evaluate and compare the Company’s operating results from period to period in a meaningful manner. Non-GAAP measures should not be considered as an alternative to any measure of performance as promulgated under GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies. Investors should consider the Company’s performance and financial condition as reported under GAAP and all other relevant information when assessing the performance or financial condition of the Company. Non-GAAP measures have limitations as analytical tools, and investors should not consider them in isolation or as a substitute for analysis of the Company’s results or financial condition as reported under GAAP.

Important Note Regarding Forward-Looking Statements
This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements made in Mr. Van Dyke’s quotes and statements relating to our financial condition, market conditions, results of operations, plans, objectives, outlook for earnings, revenues, expenses, capital and liquidity levels and ratios, asset levels and asset quality. Forward looking statements are typically identified by words or phrases such as “will likely result,” “expect,” “anticipate,” “estimate,” “forecast,” “project,” “intend,” “ believe,” “assume,” “strategy,” “trend,” “plan,” “outlook,” “outcome,” “continue,” “remain,” “potential,” “opportunity,” “comfortable,” “current,” “position,” “maintain,” “sustain,” “seek,” “achieve” and variations of such words and similar expressions, or future or conditional verbs such as will, would, should, could or may.
These statements are not guarantees of future results or performance and involve certain risks, uncertainties and assumption that are difficult to predict and often are beyond the Company’s control. Although we believe the assumptions upon which these forward-looking statements are based are reasonable, any of these assumptions could prove to be inaccurate and the forward-looking statements based on these assumptions could be incorrect. The matters discussed in these forward-looking statements are subject to various risks, uncertainties and other factors that could cause actual results and trends to differ materially from those made, projected, or implied in or by the forward-looking statements including, but not limited to the effects of:
•market interest rates and the impacts of market interest rates on economic conditions, customer behavior, and the Company’s loan and securities portfolios;
•inflation, market and monetary fluctuations;
•changes in trade, monetary and fiscal policies and laws of the U.S. government, including policies of the Federal Reserve, FDIC and Treasury Department;
•changes in accounting policies, practices, or guidance, for example, our adoption of Current Expected Credit Losses (“CECL”) methodology, including potential volatility in the Company’s operating results due to application of the CECL methodology;
•cyber-security threats, attacks or events; rapid technological developments and changes;
•changes in the Company’s liquidity and capital positions;
•concentrations of loans secured by real estate, particularly commercial real estate, and the potential impacts of changes in market conditions on the value of real estate collateral;
•an insufficient allowance for credit losses;
•the potential adverse effects of unusual and infrequently occurring events, such as weather-related disasters, terrorist acts, war and other military conflicts (such as the ongoing war between Russia and Ukraine) or public health events (such as the COVID-19 pandemic), and of any governmental and societal responses thereto; these potential adverse effects may include, without limitation, adverse effects on the ability of the Company's borrowers to satisfy their obligations to the Company, on the value of collateral securing loans, on the demand for the Company's loans or its other products and services, on incidents of cyberattack and fraud, on the Company’s liquidity or capital positions, on risks posed by reliance on third-party service providers, on other aspects of the Company's business operations and on financial markets and economic growth;
•a change in spreads on interest-earning assets and interest-bearing liabilities;
•regulatory supervision and oversight, including our relationship with regulators and any actions that may be initiated by our regulators;

•legislation affecting the financial services industry as a whole (such as the Inflation Reduction Act of 2022), and the Company and the Bank, in particular;
•the outcome of pending and future litigations and/or governmental proceedings;
•increasing price and product/service competition;
•the ability to continue to introduce competitive new products and services on a timely, cost-effective basis;
•managing our internal growth and acquisitions;
•the possibility that the anticipated benefits from acquisitions cannot be fully realized in a timely manner or at all, or that integrating the acquired operations will be more difficult, disruptive or more costly than anticipated;
•the soundness of other financial institutions and any indirect exposure related to the closings of Silicon Valley Bank (“SVB”), Signature Bank and Silvergate Bank and their impact on the broader market through other customers, suppliers and partners or that the conditions which resulted in the liquidity concerns with SVB, Signature Bank and Silvergate Bank may also adversely impact, directly or indirectly, other financial institutions and market participants with which the Company has commercial or deposit relationships with;
•material increases in costs and expenses;
•reliance on significant customer relationships;
•general economic or business conditions, including unemployment levels, continuing supply chain disruptions and slowdowns in economic growth;
•significant weakening of the local economies in which we operate;
•changes in customer behaviors, including consumer spending, borrowing and saving habits;
•changes in deposit flows and loan demand;
•our failure to attract or retain key employees;
•expansions or consolidations in the Company’s branch network, including that the anticipated benefits of the Company’s branch network optimization project are not fully realized in a timely manner or at all;
•deterioration of the housing market and reduced demand for mortgages; and
•re-emergence of turbulence in significant portions of the global financial and real estate markets that could impact our performance, both directly, by affecting our revenues and the value of our assets and liabilities, and indirectly, by affecting the economy generally and access to capital in the amounts, at the times and on the terms required to support our future businesses.
Many of these factors, as well as other factors, are described in our filings with the SEC including in the “Risk Factors” section of the Company’s Annual Report on Form 10-K for the year ended December 31, 2022. All risk factors and uncertainties described herein and therein should be considered in evaluating the Company’s forward-looking statements. Forward-looking statements are based on beliefs and assumptions using information available at the time the statements are prepared. We caution you not to unduly rely on forward-looking statements because the assumptions, beliefs, expectations and projections about future events are expressed in or implied by a forward-looking statement may, and often do, differ materially from actual results. Any forward-looking statement speaks only as to the date on which it is made, and we undertake no obligation to update, revise or clarify any forward-looking statement to reflect developments occurring after the statement is made.

Carter Bankshares, Inc.
Wendy Bell, 276-656-1776
Senior Executive Vice President & Chief Financial Officer
wendy.bell@CBTCares.com

CARTER BANKSHARES, INC.
CONSOLIDATED SELECTED FINANCIAL DATA
BALANCE SHEETS

(Dollars in Thousands, except per share data)	March 31, 2023	December 31, 2022	March 31, 2022

	(unaudited)	(audited)	(unaudited)
ASSETS
Cash and Due From Banks, including Interest-Bearing Deposits of $41,300 at March 31, 2023, $4,505 at December 31, 2022 and $69,502 at March 31, 2022.	$81,378	$46,869	$108,036
Securities Available-for-Sale, at Fair Value	862,856	836,273	982,041
Loans Held-for-Sale	364	—	196
Portfolio Loans	3,248,898	3,148,913	2,894,004
Allowance for Credit Losses	(94,694)	(93,852)	(96,376)
Portfolio Loans, net	3,154,204	3,055,061	2,797,628

Bank Premises and Equipment, net	72,495	72,114	73,402
Other Real Estate Owned, net	8,291	8,393	11,253
Federal Home Loan Bank Stock, at Cost	20,593	9,740	2,067
Bank Owned Life Insurance	57,073	56,734	55,712
Other Assets	108,295	119,335	92,891
Total Assets	$4,365,549	$4,204,519	$4,123,226

LIABILITIES
Deposits:
Noninterest-Bearing Demand	$687,333	$703,334	$708,353
Interest-Bearing Demand	500,749	496,948	480,192
Money Market	430,938	484,238	526,838
Savings	606,976	684,287	728,425
Certificates of Deposit	1,307,411	1,261,526	1,284,470
Total Deposits	3,533,407	3,630,333	3,728,278
Federal Home Loan Bank Borrowings	435,135	180,550	—
Federal Funds Purchased	—	17,870	—
Other Liabilities	42,127	47,139	36,392
Total Liabilities	4,010,669	3,875,892	3,764,670

SHAREHOLDERS' EQUITY
Common Stock, Par Value $1.00 Per Share, Authorized 100,000,000 Shares;
23,895,543 outstanding at March 31, 2023,
23,956,772 outstanding at December 31, 2022 and 24,986,726 at March 31, 2022	23,896	23,957	24,987
Additional Paid-in Capital	102,814	104,693	121,045
Retained Earnings	301,534	285,593	244,798
Accumulated Other Comprehensive Loss	(73,364)	(85,616)	(32,274)
Total Shareholders’ Equity	354,880	328,627	358,556
Total Liabilities and Shareholders’ Equity	$4,365,549	$4,204,519	$4,123,226

PERFORMANCE RATIOS
Return on Average Assets (QTD Annualized)	1.51%	1.49%	0.92%
Return on Average Assets (YTD Annualized)	1.51%	1.21%	0.92%
Return on Average Shareholders' Equity (QTD Annualized)	18.89%	19.32%	9.57%
Return on Average Shareholders' Equity (YTD Annualized)	18.89%	14.30%	9.57%
Portfolio Loans to Deposit Ratio	91.95%	86.74%	77.62%
Allowance for Credit Losses to Total Portfolio Loans	2.91%	2.98%	3.33%

CAPITALIZATION RATIOS
Shareholders' Equity to Assets	8.13%	7.82%	8.70%
Tier 1 Leverage Ratio	10.09%	10.29%	10.00%
Risk-Based Capital - Tier 1	12.28%	12.61%	12.98%
Risk-Based Capital - Total	13.54%	13.86%	14.24%

CARTER BANKSHARES, INC.
CONSOLIDATED SELECTED FINANCIAL DATA
INCOME STATEMENTS

	Quarter-to-Date
(Dollars in Thousands, except per share data)	March 31, 2023	December 31, 2022	March 31, 2022

	(unaudited)	(audited)	(unaudited)
Interest Income	$51,955	$48,216	$32,678
Interest Expense	11,170	6,694	4,456
NET INTEREST INCOME	40,785	41,522	28,222

Provision for Credit Losses	1,415	52	630
Provision (Recovery) for Unfunded Commitments	84	319	(236)
NET INTEREST INCOME AFTER PROVISION (RECOVERY) FOR CREDIT LOSSES	39,286	41,151	27,828

NONINTEREST INCOME
Losses on Sales of Securities, net	(12)	(2)	(24)
Service Charges, Commissions and Fees	1,838	1,716	1,953
Debit Card Interchange Fees	2,105	1,857	1,932
Insurance Commissions	174	248	269
Bank Owned Life Insurance Income	339	348	334
(Losses) Gains on Sales and Write-downs of Bank Premises, net	—	(269)	383
Other Real Estate Owned Income	16	15	10
Commercial Loan Swap Fee Income	116	—	—
Other	159	1,631	478
TOTAL NONINTEREST INCOME	4,735	5,544	5,335

NONINTEREST EXPENSE
Salaries and Employee Benefits	13,652	14,678	11,757
Occupancy Expense, net	3,400	3,467	3,352
FDIC Insurance Expense	641	475	368
Other Taxes	804	848	804
Advertising Expense	339	560	239
Telephone Expense	427	391	488
Professional and Legal Fees	834	2,087	1,219
Data Processing	720	1,535	841
Losses on Sales and Write-downs of Other Real Estate Owned, net	—	164	159
Losses on Sales and Write-downs of Bank Premises, net	33	—	—
Debit Card Expense	479	661	633
Tax Credit Amortization	612	155	615
Other Real Estate Owned Expense	29	123	41
Other	2,218	2,473	1,995
TOTAL NONINTEREST EXPENSE	24,188	27,617	22,511

INCOME BEFORE INCOME TAXES	19,833	19,078	10,652
Income Tax Provision	3,892	3,469	1,329
NET INCOME	$15,941	$15,609	$9,323

Shares Outstanding, at End of Period	23,895,543	23,956,772	24,986,726
Average Shares Outstanding-Basic & Diluted	23,770,481	23,907,447	25,740,636

PER SHARE DATA
Basic Earnings Per Common Share*	$0.67	$0.65	$0.36
Diluted Earnings Per Common Share*	$0.67	$0.65	$0.36
Book Value	$14.85	$13.72	$14.35
Market Value	$14.00	$16.59	$17.37

PROFITABILITY RATIOS (non-GAAP)
Net Interest Margin (FTE)[3]	3.98%	4.07%	2.91%
Core Efficiency Ratio[4]	52.51%	59.49%	66.35%
*All outstanding unvested restricted stock awards are considered participating securities for the earnings per share calculation. As such, these shares have been allocated to a portion of net income and are excluded from the diluted earnings per share calculation.

CARTER BANKSHARES, INC.
CONSOLIDATED SELECTED FINANCIAL DATA
NET INTEREST MARGIN (FTE) (QTD AVERAGES)
(Unaudited)

	March 31, 2023			December 31, 2022			March 31, 2022
(Dollars in Thousands)	Average Balance	Income/ Expense	Rate	Average Balance	Income/ Expense	Rate	Average Balance	Income/ Expense	Rate
ASSETS
Interest-Bearing Deposits with Banks	$16,135	$200	5.03%	$9,074	$84	3.67%	$140,080	$62	0.18%
Tax-Free Investment Securities[3]	29,094	205	2.86%	29,876	214	2.84%	26,579	211	3.22%
Taxable Investment Securities	920,633	7,393	3.26%	924,148	6,680	2.87%	960,645	3,732	1.58%
Total Securities	949,727	7,598	3.24%	954,024	6,894	2.87%	987,224	3,943	1.62%
Tax-Free Loans[3]	132,742	1,053	3.22%	136,441	1,089	3.17%	154,117	1,206	3.17%
Taxable Loans	3,073,351	43,128	5.69%	2,967,780	40,334	5.39%	2,690,781	27,745	4.18%
Total Loans	3,206,093	44,181	5.59%	3,104,221	41,423	5.29%	2,844,898	28,951	4.13%
Federal Home Loan Bank Stock	14,209	240	6.85%	6,304	88	5.54%	2,139	20	3.79%
Total Interest-Earning Assets	4,186,164	52,219	5.06%	4,073,623	48,489	4.72%	3,974,341	32,976	3.36%
Noninterest Earning Assets	91,434			84,580			154,971
Total Assets	$4,277,598			$4,158,203			$4,129,312

LIABILITIES AND SHAREHOLDERS' EQUITY
Interest-Bearing Demand	$490,615	$497	0.41%	$504,796	$496	0.39%	$463,980	$277	0.24%
Money Market	476,798	1,254	1.07%	493,700	853	0.69%	510,286	284	0.23%
Savings	642,115	165	0.10%	709,435	183	0.10%	705,759	178	0.10%
Certificates of Deposit	1,281,598	5,603	1.77%	1,249,717	3,804	1.21%	1,308,799	3,660	1.13%
Total Interest-Bearing Deposits	2,891,126	7,519	1.05%	2,957,648	5,336	0.72%	2,988,824	4,399	0.60%
Federal Home Loan Bank Borrowings	285,563	3,395	4.82%	106,617	1,116	4.15%	1,400	6	1.74%
Federal Funds Purchased	14,349	176	4.97%	16,227	161	3.94%	—	—	—%
Other Borrowings	6,448	80	5.03%	6,621	81	4.85%	4,358	51	4.75%
Total Borrowings	306,360	3,651	4.83%	129,465	1,358	4.16%	5,758	57	4.01%
Total Interest-Bearing Liabilities	3,197,486	11,170	1.42%	3,087,113	6,694	0.86%	2,994,582	4,456	0.60%
Noninterest-Bearing Liabilities	737,857			750,620			739,556
Shareholders' Equity	342,255			320,470			395,174
Total Liabilities and Shareholders' Equity	$4,277,598			$4,158,203			$4,129,312
Net Interest Income[3]		$41,049			$41,795			$28,520
Net Interest Margin[3]			3.98%			4.07%			2.91%
LOANS AND LOANS HELD-FOR-SALE
(Unaudited)

(Dollars in Thousands)	March 31, 2023	December 31, 2022	March 31, 2022
Commercial
Commercial Real Estate	$1,575,675	$1,470,562	$1,343,206
Commercial and Industrial	290,293	309,792	345,345
Total Commercial Loans	1,865,968	1,780,354	1,688,551
Consumer
Residential Mortgages	675,340	657,948	483,382
Other Consumer	41,308	44,562	43,288
Total Consumer Loans	716,648	702,510	526,670
Construction	361,003	353,553	321,190
Other	305,279	312,496	357,593
Total Portfolio Loans	3,248,898	3,148,913	2,894,004
Loans Held-for-Sale	364	—	196
Total Loans	$3,249,262	$3,148,913	$2,894,200

CARTER BANKSHARES, INC.
CONSOLIDATED SELECTED FINANCIAL DATA
ASSET QUALITY DATA
(Unaudited)

(Dollars in Thousands)	March 31, 2023	December 31, 2022	March 31, 2022
Nonperforming Loans
Commercial Real Estate	$2,050	$2,304	$3,279
Commercial and Industrial	141	204	208
Residential Mortgages	3,231	3,265	2,816
Other Consumer	5	8	20
Construction	2,941	864	974
Other	—	—	—
Total Nonperforming Loans	8,368	6,645	7,297

Other Real Estate Owned	8,291	8,393	11,253
Total Nonperforming Assets	$16,659	$15,038	$18,550

Nonperforming Loans to Total Portfolio Loans	0.26%	0.21%	0.25%
Nonperforming Assets to Total Portfolio Loans plus Other Real Estate Owned	0.51%	0.48%	0.64%
Allowance for Credit Losses to Total Portfolio Loans	2.91%	2.98%	3.33%
Allowance for Credit Losses to Nonperforming Loans	1131.62%	1412.37%	1320.76%
Net Loan Charge-offs (Recoveries) QTD	$573	$364	$193
Net Loan Charge-offs (Recoveries) YTD	$573	$4,506	$193
Net Loan Charge-offs (Recoveries) (Annualized) to Average Portfolio Loans QTD	0.07%	0.05%	0.03%
Net Loan Charge-offs (Recoveries) (Annualized) to Average Portfolio Loans YTD	0.07%	0.15%	0.03%

CARTER BANKSHARES, INC.
CONSOLIDATED SELECTED FINANCIAL DATA
ALLOWANCE FOR CREDIT LOSSES
(Unaudited)

	Quarter-to-Date
(Dollars in Thousands)	March 31, 2023	December 31, 2022	March 31, 2022
Balance Beginning of Year	$93,852	$94,164	$95,939
Provision for Credit Losses	1,415	52	630
Charge-offs:
Commercial Real Estate	—	—	—
Commercial and Industrial	1	4	—
Residential Mortgages	3	1	17
Other Consumer	657	433	435
Construction	—	—	—
Other	—	—	—
Total Charge-offs	661	438	452
Recoveries:
Commercial Real Estate	—	—	—
Commercial and Industrial	—	—	1
Residential Mortgages	1	2	—
Other Consumer	87	72	109
Construction	—	—	149
Other	—	—	—
Total Recoveries	88	74	259
Total Net Charge-offs	573	364	193
Balance End of Period	$94,694	$93,852	$96,376
DEFINITIONS AND RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES:
(Unaudited)

[1] Pre-tax Pre-provision Income (Non-GAAP)	Quarter-to-Date
(Dollars in Thousands)	March 31, 2023	December 31, 2022	March 31, 2022
Net Interest Income	$40,785	$41,522	$28,222
Noninterest Income	4,735	5,544	5,335
Noninterest Expense	24,188	27,617	22,511
Pre-tax Pre-provision Income	21,332	19,449	11,046

Losses on Sales of Securities, net	12	2	24
Losses (Gains) on Sales and Write-downs of Bank Premises, net	33	269	(383)
Losses on Sales and Write-downs of OREO, net	—	164	159
Non-recurring Fees[5]	—	—	(65)
OREO Income	(16)	(15)	(10)
FHLB Prepayment Penalty	—	—	18
Contingent Liability	115	35	160
Gain on Loans Held-for-Sale	—	(295)	—
Gain on Tax Credit Exits	—	(1,209)	—
Core Pre-tax Pre-provision Income (Non-GAAP)	$21,476	$18,400	$10,949

CARTER BANKSHARES, INC.
CONSOLIDATED SELECTED FINANCIAL DATA

[2] Core Net Income (Non-GAAP)	Quarter-to-Date
(Dollars in Thousands, except per share data)	March 31, 2023	December 31, 2022	March 31, 2022
Net Income	$15,941	$15,609	$9,323
Losses on Sales of Securities, net	12	2	24
Losses (Gains) on Sales and Write-downs of Bank Premises, net	33	269	(383)
Losses on Sales and Write-downs of OREO, net	—	164	159
Non-recurring Fees[5]	—	—	(65)
OREO Income	(16)	(15)	(10)
FHLB Prepayment Penalty	—	—	18
Contingent Liability	115	35	160
Gain on Loans Held-for-Sale	—	(295)	—
Gain on Tax Credit Exits	—	(1,209)	—
Total Tax Effect	(30)	220	20
Core Net Income (Non-GAAP)	$16,055	$14,780	$9,246

Average Shares Outstanding - diluted	23,770,481	23,907,447	25,740,636
Core Earnings Per Common Share (diluted) (Non-GAAP)	$0.68	$0.62	$0.36
3 Computed on a fully taxable equivalent basis ("FTE") using a 21% federal income tax rate for the 2023 and 2022 periods.

Net Interest Income (FTE) (Non-GAAP)	Quarter-to-Date
(Dollars in Thousands)	March 31, 2023	December 31, 2022	March 31, 2022
Interest Income (FTE)(Non-GAAP)
Interest and Dividend Income (GAAP)	$51,955	$48,216	$32,678
Tax Equivalent Adjustment[3]	264	273	298
Interest and Dividend Income (FTE) (Non-GAAP)	52,219	48,489	32,976
Average Earning Assets	4,186,164	4,073,623	3,974,341
Yield on Interest-earning Assets (GAAP)	5.03%	4.70%	3.33%
Yield on Interest-earning Assets (FTE) (Non-GAAP)	5.06%	4.72%	3.36%

Net Interest Income (GAAP)	$40,785	$41,522	$28,222
Tax Equivalent Adjustment[3]	264	273	298
Net Interest Income (FTE) (Non-GAAP)	41,049	41,795	28,520
Average Earning Assets	4,186,164	4,073,623	3,974,341
Net Interest Margin (GAAP)	3.95%	4.04%	2.88%
Net Interest Margin (FTE) (Non-GAAP)	3.98%	4.07%	2.91%

CARTER BANKSHARES, INC.
CONSOLIDATED SELECTED FINANCIAL DATA

[4] Core Efficiency Ratio (Non-GAAP)	Quarter-to-Date
(Dollars in Thousands)	March 31, 2023	December 31, 2022	March 31, 2022
EFFICIENCY RATIO (GAAP)	53.14%	58.68%	67.08%

NONINTEREST EXPENSE	$24,188	$27,617	$22,511
Less: Losses on Sales and Write-downs of OREO, net	—	(164)	(159)
Less: Losses on Sales and Write-downs of Bank Premises, net	(33)	—	—
Less: FHLB Prepayment Penalty	—	—	(18)
Less: Contingent Liability	(115)	(35)	(160)
CORE NONINTEREST EXPENSE (Non-GAAP)	$24,040	$27,418	$22,174

NET INTEREST INCOME	$40,785	$41,522	$28,222
Plus: Taxable Equivalent Adjustment[3]	264	273	298
NET INTEREST INCOME (FTE) (Non-GAAP)	41,049	41,795	28,520
Less: Losses on Sales of Securities, net	12	2	24
Less: Losses (Gains) on Sales of Bank Premises, net	—	269	(383)
Less: Non-recurring Fees[5]	—	—	(65)
Less: OREO Income	(16)	(15)	(10)
Gain on Loans Held-for-Sale	—	(295)	—
Gain on Tax Credit Exits	—	(1,209)	—
Noninterest Income	4,735	5,544	5,335
CORE NET INTEREST INCOME (FTE) (Non-GAAP) plus NONINTEREST INCOME	$45,780	$46,091	$33,421

CORE EFFICIENCY RATIO (Non-GAAP)	52.51%	59.49%	66.35%
5 The Non-recurring fees include PPP related fees.